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                                                                     EXHIBIT 4.5

                          MEDICAL SCIENCE SYSTEMS, INC.
                                WARRANT AGREEMENT


THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS AN EXEMPTION THEREFROM IS AVAILABLE.

         This Warrant (the "Warrant") is entered into by and between Medical Science Systems, Inc., a Texas corporation (the "Company"), and
_________________ ("Holder") as of the 19th day of August, 1997.

                                    RECITALS
                                    --------

         WHEREAS, the Company has issued and sold to Holder a subordinated promissory note in the principal amount of $____________ (the "Note");

         WHEREAS, in consideration for the loan to the Company pursuant to the Note, the Company desires to grant to Holder warrants (the "Warrants") to purchase 10,000 shares of Common Stock for each $50,000 principal amount of the Note; and

         WHEREAS, the Company desires to evidence such Warrants by executing and delivering this Warrant Agreement (the "Agreement").

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the adequacy and receipt of which are irrevocably acknowledged, the parties hereto agree as follow.

1. DESCRIPTION; EXECUTION: REGISTRATION.

         (a) This certifies that, for value received, the Holder is hereby granted warrants to purchase _________ shares of the Company's common stock, (the "Common Stock") at the exercise price and on the terms set forth below. The Company shall cause to be issued to the Holder a certificate in the form attached hereto, as soon as practicable after the execution of the Agreement (the "Warrant Certificate").

         (b) This Agreement shall be executed on behalf of the Company by its President. Upon delivery of this Warrant to the Holder, this Agreement shall be binding upon the Company, and the Holder shall be entitled to all the benefits set forth herein.

2. TERM OF WARRANTS.

         (a) This Warrant shall remain exercisable as provided in Section 3 until the close of business on the earlier of (i) the date five (5) years from the date first written above or (ii) the Call Date, as defined in paragraph (b) below (the "Expiration Date").

         (b) Upon the occurrence of the shares of the Company's Common Stock being traded on any national or regional stock exchange or on the automated quotation system of the National Association of Securities Dealers, Inc. ("NASDAQ") and the closing price of the Common Stock equals or exceeds $12.00 per share for a period of thirty (30) consecutive trading days, then the Company may, at the option of the Board of Directors, establish a date on or before which all of the Warrants must be exercised (the "Call Date"). Notwithstanding anything herein to the contrary, any Warrants which are not exercised in the manner provided in Section 3 on or before the Call Date shall automatically and without further action by the Company expire and terminate. The Company shall give each holder of Warrant written notice of the Call Date at least sixty (60) days in advance.



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3. EXERCISE OF WARRANT.

         (a) The Warrant shall be immediately exercisable. At any time until the Expiration Date, the Holder shall have the right to purchase from the Company (and the Company shall promptly issue to the Holder) up to __________ shares of Common Stock at the Exercise Price (as defined below) by surrendering the appropriate Warrant Certificate and the Subscription Form attached hereto to the Company at its executive offices and paying the aggregate Exercise Price for the shares of Common Stock to be purchased, in cash or by check or by the delivery of the shares of Common Stock having a current fair market value equal to the exercise price, which shares may be the shares underlying the warrants.

         (b) The Warrants may be exercised in whole and in part, but not in increments of less than 100 shares. In case of a partial exercise, the Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the purchase of the number of shares not purchased upon such partial exercise shall be issued by the Company to the Holder hereof. Warrants shall be deemed to have been exercised immediately prior to the close of business on the date of their surrender for exercise as provided above, and the person or entity entitled to receive the shares of Common Stock issuable upon the exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Prior to any such exercise, neither the Holder nor any person entitled to receive shares of Common Stock issuable upon exercise shall be or have any of the rights of a shareholder of the Company. No adjustment shall be made for dividends or other shareholder rights for which the record date is prior to the date of exercise. As soon as practicable on or after such date, the Company shall issue in the name of, and deliver to the person or persons entitled to receive, a certificate or certificates for the full number of shares of Common Stock issuable upon such exercise.

4. EXERCISE PRICE; ADJUSTMENT.

         4.1 Exercise Price. The initial Exercise Price for each Share issuable pursuant to the Warrants shall be Five Dollars and Fifty Cents ($5.50), adjusted as provided below.

5. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES. The number and kind of securities purchasable upon the exercise of the Warrants and the Exercise Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

         5.1 Adjustments. The number of shares of Common Stock purchasable upon the exercise of each Warrant and the Exercise Price thereof shall be subject to adjustment as follows:

                  (a) In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its shares of Common Stock, or (iv) issue, by reclassification of its shares of Common Stock, other securities of the Company, the number of shares of Common Stock purchasable upon exercise of the Warrant immediately prior thereto shall be adjusted so that the holder of the Warrant shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Company which such holder would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this Subsection 5.1(a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                  (b) In case the Company shall distribute to all or substantially all holders of its shares of Common Stock, evidences of its indebtedness or assets (excluding cash dividends or distributions out of earnings) or rights, options, warrants or convertible securities containing the right to subscribe for or purchase shares of Common Stock, then in each case the number of shares of Common Stock thereafter


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purchasable upon the exercise of the Warrant shall be determined by multiplying the number of shares of Common Stock theretofore purchasable upon exercise of such Warrant by a fraction, of which the numerator shall be the then Current Market Price (as defined in Section 7.1) on the date of such distribution, and of which the denominator shall be such Current Market Price on such date minus the then fair value (determined by the Company's Board of Directors) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, options, warrants or convertible securities applicable to one Unit. Such adjustment shall be made whenever any such distribution is made and shall become effective on the date of distribution retroactive to the record date for the determination of shareholders entitled to receive such distribution.

                  (c) No adjustment in the number of shares of Common Stock purchasable pursuant to the Warrants shall be required unless such adjustment would require an increase or decrease of at least one percent in the number of shares of Common Stock then purchasable upon the exercise of the Warrant or, if the Warrant is not then exercisable, the number of shares of Common Stock purchasable upon the exercise of the Warrants on the first date thereafter that the Warrant become exercisable; provided, however, that any adjustments which by reason of this Subsection 5.1(c) are not required to be made immediately shall be carried forward and taken into account in any subsequent adjustment.

                  (d) Whenever the number of shares of Common Stock purchasable upon the exercise of a Warrant is adjusted as herein provided, the Exercise Price payable upon exercise of the Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock purchasable upon the exercise of such Warrant immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock so purchasable immediately thereafter.

                  (e) Whenever the number of shares of Common Stock purchasable upon the exercise of a Warrant or the Exercise Price is adjusted as herein provided, the Company shall cause to be promptly mailed to the Holder by first class mail, postage prepaid, notice of such adjustment or adjustments.

                  (f) For the purpose of this Section 5, the term "shares of Common Stock" shall mean (i) the class of shares of Common Stock designated as Common Stock of the Company at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassification of such shares of Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

         5.2 No Adjustment for Dividends. Except as provided in Section 5.1 hereof, no adjustment in respect of any dividends or distributions out of earnings shall be made during the term of a Warrant or upon the exercise of a Warrant.

         5.3 No Adjustment in Certain Cases. No adjustments shall be made pursuant to Section 5 hereof in connection with the grant or exercise of presently authorized or outstanding options to purchase shares of Common Stock under the Company's existing stock option plan or the exercise of presently outstanding warrants to purchase shares of Common Stock.

         5.4 Preservation of Purchase Rights upon Reclassification, Consolidation, etc. In case of any consolidation of the Company with or merger of the Company into another corporation or in case of any sale or conveyance to another corporation of the property, assets or business of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall execute with the Holder an agreement that the Holder shall have the right thereafter, upon payment of the Exercise Price in effect immediately prior to such action, to purchase, upon exercise of each Warrant, the kind and amount of shares of Common Stock and other securities and property which it would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or


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conveyance had each Warrant been exercised immediately prior to such action. In the event of a merger described in Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, in which the Company is the surviving corporation, the right to purchase shares of Common Stock under the Warrant shall terminate on the date of such merger and thereupon the Warrant shall become null and void, but only if the controlling corporation shall agree to substitute for the Warrant its warrant which entitle the holders thereof to purchase upon their exercise the kind and amount of shares of Common Stock and other securities and property which they would have owned or been entitled to receive had the Warrant been exercised immediately prior to such merger. Any such agreements referred to in this Subsection 5.4 shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 5 hereof. The provisions of this Subsection 5.4 shall similarly apply to successive consolidations, mergers, sales or conveyances.

6. REGISTRATION RIGHTS The shares of Common Stock that Holder will hold upon exercise of the Warrant(s) (the "Registrable Securities"), will be subject to the following registration rights:

         (a) Demand Registration On Form S-3. After its initial public offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable successor form. After the Company has qualified for the use of Form S-3, Holders of Registrable Securities shall have the right to demand one
(1) registration on Form S-3 (such demand shall be in writing and shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), provided however, that the Company shall be obligated to effect registration only if the Holders of at least fifty percent (50%) of the then outstanding Registrable Securities have joined in the demand.

         (b) Notification of Demand. The Company shall, upon receipt of demand brought by Holders of at least fifty percent (50%) of the then outstanding Registrable Securities, notify the other Holders of Registrable Securities who are not listed in the demand. Said Holders shall have twenty (20) calendar days in which to respond to the Company and indicate whether or not they choose to join in the demand. Holders not so responding shall be deemed to have elected not to join in the demand.

         (c) Restriction on Sales. Notwithstanding anything herein to the contrary, each of the holders of Registrable Securities hereby agrees, upon the request of any regulatory agency having jurisdiction over the Company, not to sell, transfer or otherwise dispose of the Registrable Securities for a period of one year after the initial public offering. Each holder shall execute and deliver to the Company any agreements, documents or instruments as may be required by the Company or any governmental agency to evidence such one year restriction on sales, transfers and dispositions.

7. FRACTIONAL SHARES OF COMMON STOCK; ISSUANCE OF SHARES OF COMMON STOCK;
LEGENDS.

         7.1 Fractional Shares of Common Stock. The Company shall not be required to issue fractional shares of Common Stock on the exercise of the Warrant. If any fraction of a Unit would, except for the provisions of this
Section 7.1, be issuable on the exercise of a Warrant (or specified portion thereof), the Company shall in lieu thereof pay an amount in cash equal to the then Current Market Price, multiplied by such fraction. For purposes of this Agreement, the term "Current Market Price" shall mean (i) if the shares of Common Stock are traded in the over-the-counter market and not in the NASDAQ National Market System nor on any national securities exchange, the average of the per Unit closing bid price of the shares of Common Stock on the thirty (30) consecutive trading days immediately preceding the date in question, as reported by NASDAQ or an equivalent generally accepted reporting service, or (ii) if the shares of Common Stock are traded in the NASDAQ National Market System or on a national securities exchange, the average for the thirty (30) consecutive trading days immediately preceding the date in question of the daily per Unit closing prices of the shares of Common Stock in the NASDAQ National Market System or on the principal stock exchange on which it is listed, as the case may be. For purposes of clause (i) above, if trading in the shares of Common Stock is not reported by NASDAQ, the bid price referred to in said clause


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shall be the lowest bid price as reported in the "pink sheets" published by
National Quotation Bureau, Incorporated. The closing price referred to in clause
(ii) above shall be the last reported sale price or, in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case in the NASDAQ National Market System or on the national securities exchange on which the shares of Common Stock are then listed.

         7.2 Issuance of Shares of Common Stock. All shares of Common Stock issued upon exercise of the Warrant will be duly authorized, validly issued, fully paid and nonassessable.

         7.3 Legends. If the shares of Common Stock to be issued upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended, then the certificates representing such shares of Common Stock shall bear a legend substantially in the following form:

         THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS AND ARE RESTRICTED SECURITIES. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND STATE SECURITIES LAWS.


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8. TRANSFERABILITY.

         The Warrant may not be transferred, sold or otherwise disposed of, except by will or devise and by the laws of descent. Any attempt to transfer, sell or otherwise dispose of this Warrant (except as provided above) shall be void and shall not convey any rights or privileges to the transferee.

9. MISCELLANEOUS.

         9.1 Notices.

         All notices, requests, demands and other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered personally, given by prepaid telegram, or mailed first class, postage prepaid, registered or certified mail, return receipt requested, to the following addresses:

         If to the Company:             Medical Science Systems, Inc.
                                        4400 MacArthur Blvd.,
                                        Suite 980
                                        Newport Beach, California  92660
                                        Attn:  Paul J. White

         With a copy to:                Jeffers, Wilson, Shaff & Falk, LLP
                                        18881 Von Karman Avenue, Suite 1400
                                        Irvine, California 92612
                                        Attention: Christopher A. Wilson, Esq.

         If to the Holder:



Any party may change the address to which such communications are to be directed to it by giving written notice to the other party. Except as otherwise provided in this Warrant, all notices shall be deemed to be given when delivered in person, or if placed in the mail as aforesaid, then two (2) days thereafter.

         9.2 Modifications.

         The parties may, by mutual consent, amend, modify, supplement and waive any right under this Warrant in any manner agreed by them in writing at any time.

         9.3 Entire Agreement.

         This Agreement and any documents, instruments or agreements specifically referred to herein, set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof.

         9.4 Headings.

         The section and paragraph headings contained in this Warrant are for convenient reference only, and shall not in any way affect the meaning or interpretation hereof.

         9.5 Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of California, without any regard to the choice of law provisions thereof.

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         9.6 Severability.

         If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall be deemed severable from the remaining provisions of this Agreement which shall remain in full force and effect.

         9.7 Waiver.

         No waiver of any provision of this Agreement or any breach thereof shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or any other breach hereunder nor shall such waiver constitute a continuing waiver. Either party may waive performance of any provision of this Agreement, the non-performance of which would otherwise constitute a breach of this Agreement, including but not limited to the non-performance of any condition precedent to such party's performance, without affecting the enforceability of this Agreement or the provisions contained herein.

         9.8 Successors and Assigns.

         The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. The Company may not assign this Agreement without the prior written consent of the Holder. Holders may transfer and assign the Warrant only as provided in Section 8. Any assignment by either party in violation of the foregoing shall be void.

         9.9 Attorneys' Fees.

         If any legal action is instituted to enforce or interpret the terms of this Warrant, the prevailing party in such action shall be entitled to actual attorneys' fees in addition to any other relief to which the party is entitled.

         IN WITNESS WHEREOF, the parties have executed this instrument as of the date first written above.

                                            MEDICAL SCIENCE SYSTEMS, INC.
                                            A TEXAS CORPORATION


                                            By:
                                                -------------------------------
                                                     Paul J. White, President

                                            HOLDER


                                            -----------------------------------
                                                         Signature


                                            -----------------------------------
                                                        Printed Name


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                                     WARRANT
                                SUBSCRIPTION FORM
                 (To be executed only upon exercise of Warrant)

         The undersigned Holder of this Warrant hereby irrevocably exercises this Warrant for the purchase of that number of shares of Common Stock of MEDICAL SCIENCE SYSTEMS, INC. set forth below, up to a maximum of ______________ shares of Common Stock (or such other number of shares of Common Stock as may be issuable upon the exercise of this Warrant pursuant to the adjustment provisions hereof), and hereby makes payment of the aggregate Exercise Price therefor which is also set forth below, all on the terms and subject to the conditions specified in this Warrant.


Number of Shares of Common Stock:
                                   -------
                                   x $5.50
Aggregate Purchase
Price paid:                       $
                                   -------


Dated:
       ---------------------

                                            HOLDER:


                                            -----------------------------------
                                            (Signature)

                                            -----------------------------------
                                            (Please print)


ACCEPTED:

MEDICAL SCIENCE SYSTEMS, INC.
a Texas corporation


By:
    -------------------------

Title:
       ----------------------